Exhibit 10.2

FORM OF PATENT AND KNOW-HOW LICENSE AGREEMENT

This Patent and Know-how License Agreement (“Agreement”), dated as of May 8, 2023 (the “Effective Date”), is by and between C-Bond Systems LLC, a Texas limited liability company, with offices located at 6035 South Loop East, Houston, TX 77033 (“Licensor”) and Apex Protect GPS, LLC, a limited liability company organized pursuant to the laws of the State of Texas, with offices located at 5802 N. Navarro, Victoria, TX 77904 (“Licensee”).

WHEREAS, Licensor is the sole and exclusive owner of and has the right to license to Licensee the Licensed Patents (as defined below) and Licensed Know-how (as defined below); and

WHEREAS, Licensee wishes to use and practice the Licensed Patents and Licensed Know-how in the Field of Use (as defined below) in the Territory (as defined below) in connection with the Licensed Products (as defined below) and Licensor is willing to grant to Licensee a license to and under the Licensed Patents and Licensed Know-how on the terms and conditions set out in this Agreement; and

WHEREAS, the Parties made and entered into that certain Asset Purchase Agreement dated as of the Effective Date (the “APA”), into which this Agreement is fully incorporated, and any capitalized terms used herein and not otherwise defined shall have the meanings set forth in the APA;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.1	“Action” has the meaning set forth in Section 13.1.

1.2	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than Fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings.

1.3	“Agreement” has the meaning set forth in the preamble.

1.4	“Auditor” has the meaning set forth in Section 0.

1.5	“APA” has the meaning set forth in the Preamble.

1.6	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed for business.

1.7	“Change in Control” means with respect to a party, a change of the Person that has control, directly or indirectly, of that party. For the purposes of this definition, “control” has the meaning given to it in the definition of “Affiliate”.

1.8	“Confidential Information” means all non-public, confidential or proprietary information of Licensor, or its Affiliates or Representatives, whether in oral, written, electronic or other form or media, whether or not such information is marked, designated or otherwise identified as “confidential” and includes the terms and existence of this Agreement and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary,] including, specifically: (a) the Licensed Know-how; (b) Licensor’s other unpatented inventions, ideas, methods and discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries and other confidential intellectual property; (c) all other designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; and (d) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for the Licensee, its Affiliates or its Representatives that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part.

Confidential Information does not include information that Licensee can demonstrate by documentation: (w) was already known to Licensee without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of Licensor; (x) was or is independently developed by Licensee without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, Licensee, its Affiliates or any of its Representatives; or (z) was received by Licensee from a third party who was not, at the time, under any obligation to Licensor or any other Person to maintain the confidentiality of such information.

No Confidential Information is included in any of the foregoing exceptions merely because it comprises or relates to the same general subject matter as a specific item of disclosure falling within such exceptions, nor is any general subject matter of Confidential Information within any of the foregoing exceptions merely because one or more specific items comprising or relating to such subject matter fall within such exceptions.

1.9	“Effective Date” has the meaning set forth in the preamble.

1.10	“Field of Use” means the field listed in Schedule 1.

1.11	“Governmental Authority” means any federal, state, national, supranational, local or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board or bureau thereof, or any court, tribunal or arbitrator.

1.12	“Improvement” means any modification of any Licensed Product, provided that the manufacture, use, offer for sale, sale or importation by Licensee of the modified product: (a) would, but for this Agreement, infringe a Valid Claim in a jurisdiction where such a Valid Claim exists; or (b) incorporates, uses or is derived from any Licensed Know-how.

1.13	“Improvement Patent(s)” means all patent applications, and all patents issuing therefrom that have claims covering Improvements made to the Licensed Patents.

1.14	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

1.15	“Licensed Know-how” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures and results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs and other knowledge, information, skills and materials controlled by Licensor pertaining to the Licensed Patents, and any modifications, variations, derivative works and improvements of or relating to any of the foregoing.

1.16	“Licensed Know-how Term” has the meaning set forth in Section 15.1.2.

1.17	“Licensed Patent(s)” means the patents listed in Schedule 2 together with all patents that issue therefrom in the Territory.

1.18	“Licensed Patent Challenge” has the meaning set forth in Section 5.1.

1.19	“Licensed Patent Term” has the meaning set forth in Section 15.1.1.

1.20	“Licensed Product(s)” means the products described in Schedule 3 and any other product, (a) the manufacture, use, offer for sale, sale or importation of which by Licensee would, but for this Agreement, infringe a Valid Claim in a jurisdiction where such a Valid Claim exists, or (b) that incorporates or uses any element of the Licensed Know-how in its design or manufacture.

1.21	“Licensee” has the meaning set forth in the preamble.

1.22	“Licensor” has the meaning set forth in the preamble.

1.23	“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

1.24	“Payment Statement” means a statement showing the total number of Licensed Products manufactured and sold, transferred or otherwise disposed of by Licensee in the relevant period; the total sales and net sales price of all Licensed Products sold, transferred or otherwise disposed of by Licensee in the relevant period; the period for which any royalties and payments were calculated; the method used to calculate the royalties and other payments, including an identification of all deductions taken to make the calculation; the exchange rate used, if any, in making the calculations; and such other particulars as are necessary for an accurate accounting of the payments made or owed pursuant to this Agreement.

1.25	“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

1.26	“Representatives” means a party’s and its Affiliates’ employees, officers, directors, consultants and legal advisors.

1.27	“Term” has the meaning set forth in Section 15.1.

1.28	“Territory” means those countries identified in Schedule 4.

1.29	“Valid Claim” means a claim of an unexpired issued or granted Licensed Patent as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2.	Grant.

2.1	Patent and Know-how License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term a nontransferable, non-sub-licensable, exclusive right and license under the Licensed Patents and Licensed Know-how to make, have made, use, offer to sell, sell and import Licensed Product in the Field of Use in the Territory.

2.2	Limited Grant. Except for the rights and licenses granted by Licensor under Section 2 or expressly set forth in a writing signed by Licensor and Licensee following the Effective Date, this Agreement does not grant to Licensee or any other Person any right, title or interest, including any license to Improvements, Improvement Patents or any other patents claiming Improvements, by implication, estoppel, or otherwise. Without limitation of the foregoing, nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any right, title or interest in, to or under any patents other than Licensed Patents. All rights, titles and interests not specifically and expressly granted by Licensor hereunder are hereby reserved.

2.3	Licensee Improvements. If Licensee seeks to develop any Improvement or have any Improvement Patent application filed with the U.S. Patent and Trademark Office or other governmental authority, it will notify Licensor in writing, which shall set forth a reasonable description and summary of the Improvement. Licensor shall retain sole rights to file for and be listed as owner of any Improvement Patent, but the Parties shall negotiate in good faith a separate agreement whereby half of the Licensee’s reasonable costs and expenses (including attorneys’ and filing fees) incurred in funding the Improvement and/or Improvement Patent application and prosecution thereof shall be reimbursed by Licensor in the event Licensor elects to exploit the Improvement or Improvement Patent. In the event Licensor separately develops any Improvement or receives any Improvement Patent which Licensee desires to license and exploit and which Licensor elects to license hereunder, the Parties shall negotiate in good faith a separate agreement whereby half of Licensor’s reasonable costs and expenses (including attorneys’ and filing fees) incurred in funding the Improvement or Improvement Patent application and prosecution thereof shall be reimbursed by Licensee.

3.	Transfer of Licensed Know-how. Licensor shall, within thirty (30) Business Days after the Effective Date, fully disclose the Licensed Know-how to Licensee in such form and media as mutually agreed between the Parties. During the first three (3) months after the Effective Date, upon reasonable notice and during Licensor’s normal business hours, Licensor shall (a) designate one (1) technical liaison for communications with Licensee’s technical staff, and (b) provide Licensee with ten (10) hours of technical assistance from Licensor’s technical liaison by telephone, e-mail, or video conference to answer Licensee’s questions concerning the manufacture of the Licensed Products as Licensee reasonably requests all at no additional costs to Licensee. Notwithstanding the preceding, Licensee shall reimburse Licensor for reasonable travel and other out-of-pocket expenses reasonably incurred by Licensor’s technical liaison in providing such additional technical assistance. Licensor shall provide receipts to Licensee of such reimbursable travel and expenses incurred prior to Licensee’s reimbursement processing.

4.	[Intentionally omitted].

5.	Records and Audit.

5.1	Records. For a period of three (3) years from the Effective Date, Licensee shall keep complete and accurate records of its sales, uses, transfers and other dispositions of Licensed Product reasonably necessary for compliance with the license limitations and conditions.

5.2	Audit.

5.2.1	Licensor, at its own expense, may at any time within three (3) years after the termination or expiration of this Agreement, nominate an independent Certified Public Accountant (“Auditor”) who shall have access to Licensee’s records during Licensee’s normal business hours for the purpose of verifying compliance with the terms and conditions of this Agreement, including those pertaining to the Territory and Field of Use.

5.2.2	Licensor shall provide to Licensee a copy of the Auditor’s audit report within ten (10) Business Days of Licensor’s receipt of the report. If the report reflects non-compliance or breach of the terms and conditions hereunder, Licensee shall disgorge to Licensor any revenue collected by Licensee which Auditor attributes to sales made or business conducted in breach of the terms and conditions of this Agreement, in addition to paying for the costs incurred by Licensor in undertaking the audit.

6.	Patent Prosecution and Maintenance. For each Licensed Patent, Licensor shall be solely responsible for, and make all decisions concerning, the preparation, filing, prosecution, and maintenance thereof and notify Licensee of any additions or deletions and any changes in the status of any Licensed Patent.

7.	Challenges to Licensed Patents.

7.1	License Termination. If, during the Term, Licensee institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding in the Territory to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable or that any Licensed Products would not, but for the licenses granted hereunder, infringe one or more claims of any Licensed Patent (“Licensed Patent Challenge”), Licensor has the right to immediately terminate this Agreement with notice to Licensee and with no opportunity for Licensee to cure and this Agreement will immediately terminate effective as of the first date of Licensee’s first filing or participation in the Licensed Patent Challenge.

7.2	Royalty After Challenge. If Licensee institutes or participates in a Licensed Patent Challenge, Licensee shall thereafter tender to Licensor by or before the end of each calendar month following the first date of Licensee’s first filing or participation in the Licensed Patent Challenge, a royalty on the Licensed Patents of Two Thousand Five Hundred Dollars ($2,500.00), and a separate royalty on the Licensed Know-how of Two Thousand Five Hundred Dollars ($2,500.00), until such time as Licensor, in its sole discretion, agrees in writing to waive further royalty payments, or until the expiration or termination of this Agreement

8.	Enforcement of Licensed Patents and Licensed Know-how and Third-party Infringement Claims.

8.1	Notice of Infringement or Third-party Claims. If (a) either party believes that a Licensed Patent or Licensed Know-how is being infringed or misappropriated by a third party in the Field of Use in the Territory, or (b) if a third party alleges that any Licensed Patent is invalid or unenforceable or claims that a Licensed Product, or its use, development, manufacture or sale infringes such third party’s intellectual property rights in the Territory, the party possessing such belief or awareness of such claims shall promptly provide written notice to the other party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

8.2	Right to Bring Action or Defend.

8.2.1	Licensor has the sole right and discretion to prevent or abate any actual or threatened misappropriation or infringement and attempt to resolve any claims relating to the Licensed Patents and Licensed Know-how, including by (a) prosecuting or defending any opposition, derivation, interference, declaratory judgment, federal district court, US International Trade Commission or other proceeding of any kind, and (b) taking any other lawful action that Licensor, in its sole discretion, believes is reasonably necessary, to protect, enforce or defend any Licensed Patent or Licensed Know-how. Licensor has the right to prosecute or defend any such proceeding in Licensor’s own name or, if required by applicable Law or otherwise necessary or desirable for such purposes, in the name of Licensee and may join Licensee as a party. Licensor shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

8.2.2	Licensee shall and hereby does irrevocably and unconditionally waive any objection to Licensor’s joinder of Licensee to any proceeding described in Section 6.2.1 on any grounds whatsoever, including on the grounds of personal jurisdiction, venue or forum non conveniens. If Licensor brings or defends any such proceeding, Licensee shall cooperate in all respects with Licensor in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like subject to Licensor’s reimbursement on a monthly basis of all expenses incurred on an on-going basis by Licensee or its employees in providing Licensor such assistance.

8.3	No Obligation to Sue. Licensor shall have no obligation to bring any suit, action or other proceeding against any alleged infringer of any Licensed Patent.

8.4	Recovery and Settlement. If Licensor undertakes the enforcement or defense of any Licensed Patent:

8.4.1	any recovery, damages or settlement derived from such suit, action or other proceeding shall be retained in its entirety by Licensor; and

8.4.2	Licensor may settle any such suit, action or other proceeding, whether by consent order, settlement or other voluntary final disposition, without the prior written approval of Licensee, provided that Licensor shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of Licensee concerning the Licensed Patents and Licensed Know-How without Licensee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.5	March-in Rights. If any suit, action or other proceeding alleging invalidity or non- infringement of any Licensed Patent is brought against Licensee, Licensor, at its option, shall have the right, within thirty (30) Business Days after commencement of such suit, action or other proceeding, to intervene and take over the sole defense of the suit, action or other proceeding at its own expense.

9.	Compliance with Laws.

9.1	Patent Marking. Licensee shall comply with the patent marking provisions of 35 USC § 287(a) by marking all Licensed Products with the word “patent” or the abbreviation “pat.” and either the numbers of the relevant Licensed Patents or a web address that is freely accessible to the public and that associates the Licensed Products with the relevant Licensed Patents. Licensee shall also comply with the patent marking laws of the relevant countries in the Territory.

9.2	Regulatory Clearance. Licensee shall, at Licensee’s expense, comply with all regulations and safety standards concerning Licensed Products developed and commercialized by or under the authority of Licensee and obtain all necessary governmental approvals for the development, production, distribution, sale and use of Licensed Products developed and commercialized by or under the authority of Licensee, including any safety or clinical studies. Licensee shall have responsibility for and provide suitable warning labels, packaging and instructions as to the use for such Licensed Products.

9.3	Recordation of License. If recordation of this Agreement or any part of it by a national or supranational agency is necessary for Licensee or Licensor to fully enjoy the rights, privileges and benefits of this Agreement, Licensee shall at its own expense and within One Hundred Twenty (120) Business Days of the Effective Date, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational patent agency. Licensee shall (a) provide to Licensor for Licensor’s review and approval all documents or information it proposes to record at least fifteen (15) Business Days prior to the recordation thereof, and (b) promptly notify Licensor with verification of Licensee’s recordation or any related agency ruling. In making any such disclosures, Licensee shall maintain, to the fullest extent permitted by Law, the confidentiality of this Agreement, the terms and conditions of this Agreement and any other Licensor Confidential Information. Any specific disclosure made in accordance with Section 11.3 and not objected to by Licensor shall not constitute a breach of the Licensee’s obligations under Section 8.

9.4	Export Compliance. Licensee shall not directly or indirectly, export (including any “deemed export”), nor re-export (including any “deemed re-export”) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of any applicable U.S. Laws. Licensee shall include a provision identical in substance to this Section in its agreements with its third party wholesalers, distributors, customers and end-users requiring that these Persons comply with all applicable U.S. Laws, including all applicable U.S. export Laws. For the purposes of this Section, the terms “deemed export” and “deemed re-export” have the meanings set forth in the Export Administration Regulations. For avoidance of doubt, Licensee has no obligation to provide confirmation or follow-up with such Persons to verify compliance with all applicable U.S. Laws, including U.S. export Laws.

10.	Confidentiality.

10.1	Confidentiality Obligations. Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and for three (3) years thereafter:

10.1.1	not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

10.1.2	maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 10.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

10.1.2.1	have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

10.1.2.2	have been apprised of this restriction; and

10.1.2.3	are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in Section 8.1, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, Section 8.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

10.2	Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

10.2.1	provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 8; and

10.2.2	disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 8, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

11.	Representations and Warranties.

11.1	Mutual Representations and Warranties. Each party represents and warrants to the other party that as of the date of this Agreement:

11.1.1	it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

11.1.2	it has, and throughout the Term shall retain, the full right, power and authority to enter into this Agreement, provide the license grants herein, and to perform its obligations hereunder;

11.1.3	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of the party; and

11.1.4	when executed and delivered by such party, this Agreement shall constitute the legal, valid and binding obligation of that party, enforceable against that party in accordance with its terms.

11.2	Licensee’s Representation and Warranties. Licensee represents and warrants that to its knowledge it has not received any notice or threat of any claim, suit, action or proceeding, and has no knowledge or reason to know of any information, that could: (a) invalidate or render unenforceable any claim of any Licensed Patent; or (b) prove that the Licensed Products are not covered by any claim of any Licensed Patent.

11.3	Disclaimer of Licensor Representations and Warranties. Licensor EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY AND SCOPE OF THE LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE OR, LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED PRODUCTS, LICENSED KNOW-HOW AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, Licensor SHALL HAVE NO LIABILITY WHATSOEVER TO Licensee OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON Licensee OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A LICENSED PRODUCT, OR THE PRACTICE OF THE LICENSED PATENTS; OR (B) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

12.	Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, Licensor SHALL NOT BE LIABLE TO Licensee OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13.	Indemnification.

13.1	Mutual Indemnification. Each party shall indemnify, defend and hold harmless the other party, and each of the other party’s respective officers, directors, employees, agents, successors and assigns against all Losses arising out of or resulting from any third party claim, suit, action or other proceeding related to or arising out of or resulting from the other party’s breach of any representation, warranty, covenant or obligation under this Agreement (each an “Action”).

13.2	Indemnification Procedure. Each party shall notify the other party in writing of any Action and cooperate with the other party at such other party’s sole cost and expense. Subject to Section 6, the indemnifying party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to the other party to handle and defend the Action, at the indemnifying party’s sole cost and expense. Neither party shall settle any Action in a manner that adversely affects the rights of the other party or its Affiliates without such other party’s or its Affiliates’ prior written consent. Either party and its Affiliates may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

14.	Insurance. Each party shall, at its sole cost and expense, obtain, pay for and maintain in full force and effect commercial general liability and professional liability (Errors and Omissions) insurance in commercially reasonable and appropriate amounts that (a) provides product liability coverage concerning the Licensed Products and contractual liability coverage for a party’s own defense and indemnification obligations under this Agreement, and (b) in any event, provide commercial general liability limits of not less than Two Million US dollars ($2,000,000) and professional liability insurance limits of not less than Two Million US dollars ($2,000,000), in each case as an annual aggregate for all claims each policy year. To the extent any insurance coverage required under Section 12 is purchased on a “claims-made” basis, such insurance shall cover all prior acts of the party during the Term, and be continuously maintained until at least three (3) years beyond the expiration or termination of the Term, or such party shall purchase “tail” coverage, effective upon termination of any such policy or upon termination or expiration of the Term, to provide coverage for at least three (3) years from the occurrence of either such event. Each party shall have the other party named in each policy as an additional insured. Upon request by either party, the other party shall provide the requesting party with certificates of insurance or other reasonable written evidence of all coverages described in Section 14. Additionally, a party shall provide the other party with written notice at least ninety (90) Business Days prior to such party cancelling, not renewing, or materially changing the insurance.

15.	Term and Termination.

15.1	Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 15.2, remain in force for each Licensed Product in the Territory on a Licensed-Product-by-Licensed-Product and country-by-country basis:

15.1.1	for rights and obligations concerning the Licensed Patents, until the expiration of the last to expire Licensed Patent (“Licensed Patent Term”); and

15.1.2	for rights and obligations concerning the Licensed Know-how, until ten (10) years after such time as the Licensed Know-how ceases to be protectable as a trade secret or otherwise under applicable Law other than as a result of any act or omission of Licensee (“Licensed Know-how Term”). To remove doubt, such Licensed Know-how Term may extend well beyond the Licensed Patent Term under this provision.

Licensee shall promptly notify Licensor of the date of the first commercial use, sale, transfer or other disposition of Licensed Product. As used within Section 15.1, “expiration” and “expire”, when referring to a Valid Claim means any expiration, revocation, invalidation or other termination of the Licensed Patent incorporating the Valid Claim. The periods set forth in Section 15.1.1 and Section 15.1.2, or such shorter periods as may result from the earlier termination of this Agreement in accordance with Section 15.2 shall collectively be referred to as the “Term”.

15.2	Termination for Cause. Licensor shall have the right to terminate this Agreement immediately by giving written notice to Licensee if:

15.2.1	Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than ten (10) Business Days after Licensor’s written notice to make such payment;

15.2.2	Licensee materially breaches this Agreement (other than through a failure to pay any amounts due under this Agreement) and, if such breach is curable, fails to cure such breach within thirty (30) Business Days of Licensor’s written notice of such breach;

15.2.3	Licensee: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within sixty (60) Business Days or is not dismissed or vacated within sixty (60) Business Days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

15.2.4	Licensee undergoes a Change in Control, unless otherwise agreed to in writing by the Licensor.

15.3	Effect of Termination. Within ten (10) Business Days after termination or expiration of this Agreement, Licensee shall: (a) immediately cease all activities concerning, including all practice and use of, the Licensed Patents and Licensed Know-how; and (c) within ten (10) Business Days after termination or expiration: (i) return to Licensor all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Licensor’s Confidential Information; (ii) permanently erase such Confidential Information from its computer systems; and (iii) certify in writing to Licensor that it has complied with the requirements of Section 15.3.

15.4	Survival. The rights and obligations of the parties set forth in Section 15.4 and Section 1 (Definitions), Section 4 (Royalties), Section 5 (Challenges to Licensed Patents), Section 8 (Confidentiality), Section 11 (Representations and Warranties), Section 13 (Indemnification), Section 15.3 (Effect of Termination) and Section 16 (Miscellaneous), and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

16.	Miscellaneous.

16.1	Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder, except for Licensee’s payment obligations, where such failure or delay is due to any cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, pestilence, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, air conditioning or Licensee equipment, loss and destruction of property or any other circumstances or causes beyond such party’s reasonable control.

16.2	Further Assurances. Each party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

16.3	Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

16.4	No Public Statements. Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

16.5	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to Licensor:	Scott R. Silverman
Chief Executive Officer
C-Bond Systems, Inc.
6035 South Loop East
Houston, TX 77033
E-mail: ssilverman@cbondsystems.com

If to Licensee:	Apex Protect GPS, LLC

Notices sent in accordance with Section 16.5 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally or regionally recognized expedited courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the date opened, if sent by e-email to the email address of a specific, appropriate and intended recipient (with confirmation of the opening of the email).

16.6	Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

16.7	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.8	Entire Agreement. This Agreement, together with the APA, all Schedules and any other documents incorporated herein by reference, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules; (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

16.9	Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without Licensor’s prior written consent. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation or reorganization involving Licensee (regardless of whether Licensee is a surviving or disappearing entity) shall be deemed to be a transfer of rights, obligations or performance under this Agreement for which Licensor’s prior written consent is required. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation or transfer in violation of Section 16.9 is void. Licensor may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee’s consent. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

16.10	No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

16.11	Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.12	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.13	Governing Law; Submission to Jurisdiction.

16.13.1	This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Texas, United States of America, as applied to agreements signed in and performed wholly within the State of Texas.

16.13.2	Any action, suit or other proceeding arising out of or related to this Agreement, the licenses granted hereunder or the validity or enforceability or scope of any Licensed Patent claim, or whether a Licensed Product infringes a Valid Claim, including any Licensed Patent Challenge or Licensee’s obligations concerning the Licensed Know-how, shall be instituted exclusively in the federal courts of the United States or the courts of the State of Colorado in each case located in the County of Denver, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any action, suit or other proceeding brought in any such court.

16.14	Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury for any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

16.15	Equitable Relief. Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

16.16	Attorneys’ Fees. In the event that any action, suit or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.

16.17	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile[, e-mail or other means of electronic transmission (to which a PDF copy is attached)] shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

17.	Bankruptcy. All rights and licenses granted to Licensee under the license as set forth in Section 2 (the “License”) are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the License, and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar insolvency proceeding:

17.1	subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under the License will continue subject to the respective terms and conditions hereof, and will not be affected, and Licensor (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including a trustee) shall perform all of the obligations required hereunder to be performed by Licensor. If Licensor (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including, but not limited to, a Title 11 trustee) rejects its obligations under this Agreement pertaining to the License, as provided under the Bankruptcy Code, Licensee may elect to retain its rights hereunder as provided in the Bankruptcy Code, in which case Licensor (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including, but not limited to, a Title 11 trustee), shall provide to Licensee a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee or its designee.

17.2	Option to Acquire Assets in Bankruptcy.

17.2.1	Notice of Transfers. If Licensor, in any capacity pertaining to insolvency, including, but not limited to, debtor in possession, and its successors and assigns pursuant to any insolvency process, including, but not limited to, a Title 11 trustee, proposes any offer of sale, transfer, hypothecation or further assignment (collectively referred to hereafter as a “Transfer”) of the Licensed Patents to a third party, then Licensor shall promptly give written notice to Licensee at least sixty (60) days prior to the closing of such Transfer (such notice to be hereafter refenced as the “Sales Notice”). The Sales Notice shall describe in reasonable detail the material terms and conditions of the proposed Transfer including, without limitation, the nature of such Transfer, the consideration to be paid and the name and address of each prospective purchaser or transferee.

17.2.2	Licensee Option. Licensee shall have an option (the “Licensee Option”) for a period of fifteen (15) days from receipt of the Sales Notice to elect to purchase the Licensed Patent(s) at the same price and subject to the same material terms and conditions as described in the Sales Notice. Licensee may exercise the Licensee Option and, thereby, purchase all or some of the Licensed Patent(s) by notifying the Licensor in writing before expiration of the fifteen (15) day period as to which Patent(s) it wishes to purchase. If Licensee gives the Licensor notice that it desires to purchase any of the Licensed Patent(s), then payment therefore shall be by check or wire transfer against delivery of title to the purchased Licensed Patent(s) properly documented and recorded, at a place agreed upon between the Parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Licensee’s receipt of the Sales Notice, unless the Sales Notice contemplated a later closing with the prospective third party transferee(s). For avoidance of doubt, the Licensee Option may solely be exercised in connection with the acquisition of assets sold pursuant to proceedings governed by the Bankruptcy Code or other bankruptcy, insolvency, and similar laws.

17.2.3	Abandonment. If Licensor plans to abandon any patent application or patent included within consisting of, or related to, the Licensed Patent(s), Licensor shall notify Licensee in writing at least twenty (20) days in advance of the due date of any payment or other action that is required to prosecute and maintain the Licensed Patent(s), or any of them. Following such notice, Licensee will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent(s) at its sole cost and expense in such country, and Licensor shall, at Licensee’s written request and sole cost and expense, cooperate with Licensee to assign to Licensee such patent application or patent. Effective as of the effective date of any such assignment under this Section, such patent application or patent shall no longer be a Licensed Patent under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FOR C-Bond Systems LLC:

By:

Name:

Title:

FOR Apex Protect GPS, LLC

By:

Name:

Title:

[Signature Page to Exhibit D - Patent and Know-how License Agreement]

SCHEDULE 1

“Field of Use” means the automotive vehicle industry and is not inclusive of architectural glass business retained by Seller. To be clear, however, the automotive industry does include, but is not limited to, anything that involves, relates to, markets to, sells to, does business with, provides related goods or services to, or is consumed by any uses and applications of the technology within the civilian or military automotive, vehicle and/or transportation industry no matter the channels of trade in any way

SCHEDULE 2

LICENSED PATENTS

Application No.	Patent No.	Patent Title	Patent Date	Status
15/033,625	US 10,155,877 B2	IMPROVED MATERIALS, TREATMENT COMPOSITIONS, AND MATERIAL LAMINATES, WITH CARBON NANOTUBES	Dec. 18, 2018	Issued
14/825,139	US 10,273,347 B2	NANO-(MULTIFUNCTIONAL) SOLUTIONS FOR GLASS AND GLASS PRODUCTS: HETEROGENEOUS NANO-SELF-ASSEMBLY AND/OR COATING	April 30, 2019	Issued
14/128,620	US 10,696,583 B2	COMPOSITION FOR STRENGTHENING GLASS	June 30, 2020	Issued
16/003,872	US 11,247,938 B2	EMULSION COMPOSITIONS AND METHODS FOR STRENGTHENING GLASS	Feb. 15, 2022	Issued

SCHEDULE 3

LICENSED PRODUCTS

Glass and other products and components used in or in relation to the manufacture and operation of civilian, agricultural or military vehicles and equipment, no matter the channels of trade in any way.

SCHEDULE 4

TERRITORY

The “Territory” means the United States of America and all legal territories of the USA.